UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 28, 2009

POLO RALPH LAUREN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-13057	13-2622036
(Commission File Number)	(IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 318-7000

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 28, 2009, Polo Ralph Lauren Corporation (the “Company”) entered into an amended and restated employment agreement with Tracey T. Travis, the Company’s current Senior Vice President and Chief Financial Officer (the “Travis Agreement”). The term of the Travis Agreement is for three years, commencing on September 28, 2009 and terminating on the third anniversary of such date. Pursuant to the Travis Agreement, Ms. Travis will be entitled to an annual base salary of not less than $725,000 and will also be entitled to participate in any applicable annual bonus program that the Company maintains during the term of her employment. Ms. Travis is also eligible to participate in the Company’s 1997 Long-Term Stock Incentive Plan, as amended and restated, and all employee benefit plans and arrangements of the Company for its senior executive officers.

Under the Travis Agreement, if the Company terminates Ms. Travis’s employment for any reason other than death, disability or cause (as defined in the Travis Agreement), or Ms. Travis voluntarily terminates her employment for good reason (as defined in the Travis Agreement), Ms. Travis will be entitled to continue to receive, in accordance with the Company’s normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of the Travis Agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that Ms. Travis received for the fiscal year immediately preceding the fiscal year in which her employment terminates. In addition, Ms. Travis will be entitled to continue her participation during the severance period in any group medical or dental plans in which she participated prior to the termination of her employment.

If Ms. Travis voluntarily terminates her employment without good reason, or if the Company terminates her employment for cause, Ms. Travis will be entitled to receive only her base salary through the date of termination. If her employment terminates due to her death or disability, Ms. Travis or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability. In addition, if Ms. Travis’s employment terminates due to her death or disability, or she terminates her employment due to retirement, Ms. Travis will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested restricted performance share units held by her, which shall vest at the end of the three-year performance period from the date of the grant, subject to the Company’s achievement of pre-established financial goals. For death or disability, unvested stock options continue to vest according to their original vesting schedule.

If the Company terminates Ms. Travis’s employment without cause within 12 months following a change in control of the Company (as defined in the Travis Agreement), then in lieu of the foregoing amounts, she will be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment, equal to twice the sum of her annual base salary and the bonus she received for the fiscal year immediately preceding the fiscal year in which her employment terminates. In addition, any unvested options and unvested restricted performance share units held by Ms. Travis will immediately vest, and all vested options held by Ms. Travis will remain exercisable for six months.

Under the Travis Agreement, the above described amounts and any stock awards to be provided to her pursuant to the Company’s plans are subject to her compliance with certain restrictive covenants. Any amounts due and payable to Ms. Travis upon termination of her employment will be subject to compliance with Section 409A of the Internal Revenue Code.

The foregoing description of the Travis Agreement is qualified in its entirety by reference to the Travis Agreement which is attached hereto as Exhibit 10.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement dated September 28, 2009 between the Company and Tracey T. Travis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLO RALPH LAUREN CORPORATION

Date: October 1, 2009	By:	/S/ TRACEY T. TRAVIS
	Name:	Tracey T. Travis
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits;	Description

10.1	Employment Agreement, dated September 28, 2009, between Polo Ralph Lauren Corporation and Tracey T. Travis.

5